UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, DC   20549




                          CURRENT REPORT


                             FORM 8-K


                 Pursuant to Section 13 or 15(d)
              of the Securities Exchange Act of 1934


                          July 30, 2002
         Date of Report (Date of earliest event reported)



    DECADE COMPANIES INCOME PROPERTIES, A LIMITED PARTNERSHIP
      (Exact name of registrant as specified in its charter)



        Wisconsin                0-21455          39-1518732
(State or other jurisdiction  (Commission File (IRS Employer
of incorporation)               Number)        Identification No.)


              N19 W24130 Riverwood Drive, Suite 100
                  Waukesha, WI                           53188
          (Address of principal executive offices)     (Zip Code)



Registrant's telephone number, including area code:(262) 522-8990

ITEM 2:   Acquisition or Disposition of Assets

On July 30, 2002, the Partnership purchased two office buildings, consisting of approximately 166,000 rentable square feet, located in Florida.

The Spectrum Building ("Spectrum") is located at 900 Winderly Place in the Maitland Center office park in Maitland, Orange County, Florida. Spectrum is a class B, two-story, 125,098 square foot (with approximately 113,000 rentable square feet) atrium-style office building, built in 1986. The land area is approximately
9.28 acres and consists of approximately 409 grade level parking spaces. The Maitland Center office park is adjacent to Interstate
4. Occupancy was approximately 41% on the date of closing, and varies.

Plymouth Plaza ("Plymouth") is located at 26750 U.S. 19 North in the North Pinellas office submarket in Clearwater, Pinellas County, Florida. Plymouth is a class A, five-story, 53,723 rentable square foot office building. The building includes a 354 car, five level parking garage and 47 surface spaces. The property has access from Countryside Boulevard and U.S. 19 service road. Occupancy was approximately 79% on the date of closing, and varies. The former owner of Plymouth retained approximately 4.5 acres of vacant land adjacent to Plymouth. The Partnership agreed to enter into a lease agreement with the owner of the vacant parcel for parking privleges in the parking garage owned by the Partnership.

Spectrum and Plymouth are hereinafter collectively referred to as the "Properties."

The purchase price of the Properties was approximately $10.2 million, plus closing costs of approximately $160,000 (estimated). The properties are encumbered by a first mortgage loan of approximately $10,075,000. At closing, the Partnership gave cash consideration of approximately $125,000 over the mortgage balance and purchased the properties subject to the mortgage.

Spectrum was purchased from ABR Spectrum, Ltd. ("ABR Spectrum"), a Florida limited partnership, an unaffiliated party. Plymouth was purchased from ABR Plymouth Plaza, Ltd. ("ABR Plymouth"), a Florida limited partnership, an unaffiliated party. ABR Spectrum and ABR Plymouth are hereinafter collectively referred to as the "Sellers." There is no material relationship between the Sellers and the Partnership or any of the Partnership's affiliates, any general partner, director or officer of the Partnership, or any associate of any such general partner, director or officer.

The Partnership's source of the funds used in this transaction consisted of cash proceeds held in the Exchange Escrow from the sale of The Meadows II Apartments on January 31, 2002. The existing nonrecourse first mortgage loan of approximately $10,075,000 encumbers the Properties.

The nonrecourse mortgage loan (the "Note") bears interest on the outstanding principal balance from July 1, 1997 (the "Date of Loan") through and including August 1, 2007 (the "Maturity Date") at the fixed rate of 8.46% per annum. The Note provides for monthly payments of principal and interest of $87,074.87. The required loan payments amortize the principal balance over a 293-month period (24 years, five months). There is a penalty for prepayment of the loan amount that is currently approximately $2.1 million. The note may be prepaid in full, but not in part, on the first day of any calendar month, upon 90 days prior notice to Lender and upon payment in full of all amounts payable under the loan documents (which will include a prepayment penalty). The prepayment penalty will consist of the greater of (1) 2% of the outstanding loan principal balance and (2) an amount computed under a yield maintenance formula defined in the Note.

The Partnership requested Lender approval prior to closing but was unable to obtain it due to the Lender's time constraints. The Lender however did indicate a willingness to work with the Partnership/affiliates to achieve a satisfactory result. Those negotiations are ongoing and may include the purchase of the Note from the Lender by the Partnership and affiliates of the General Partner.

The Partnership did not pay an acquisition fee to the General Partner, or any affiliate, in connection with its acquisition of the Properties (such as real estate commissions, selection fees or development fees). The Sellers also did not pay a fee to the General Partner, or any affiliate, in connection with the transaction. However, the partnership incurred a real estate commission payable to an unaffiliated broker in the amount of $150,000.

The Properties were used by the Sellers as commercial office buildings and the Partnership intends to continue such use.

The foregoing description of the purchase of the Properties does not purport to be complete and is qualified in its entirety by reference to the agreements between the parties. The Registrant will file copies of the agreements as Exhibits to this report as an amendment to this report as soon as practicable, and in any event no later than October 15, 2002.

ITEM 7:   Financial Statements and Exhibits

(a) Financial statements of businesses acquired.

          It is impracticable at this time to provide the required audited financial information at the time this Form 8-K is being filed. The Registrant will file the required financial information as an amendment to this report as soon as practicable, and in any event no later than October 15, 2002.

(b) Pro Forma Financial Information

          It is impracticable at this time to provide the required pro forma financial information at the time this Form 8-K is being filed. The Registrant will file the following required pro forma financial information as an amendment to this report as soon as practicable, and in any event no later than October 15, 2002:

     Pro forma condensed balance sheet at December 31, 2001.
     Pro forma condensed balance sheet at June 30, 2002.
     Pro forma condensed statement of income for the year ended
     December 31, 2001.
     Pro forma condensed statement of income for the three-month period ended June 30, 2002.
     Notes to pro forma financial information.

(c) Exhibits

          The Exhibits required under Item 601 of Regulation S-K will be filed as an amendment to this report as soon as practicable, and in any event no later than October 15, 2002.








                            SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                         Decade Companies Income Properties,
                         A Limited Partnership
                                   (Registrant)

                         By: Decade Companies
                            (General Partner of the Registrant)

     Date: August 14, 2002    By: /s/ Jeffrey Keierleber
                            Jeffrey Keierleber,
                            Principal Executive Officer and
                            Principal Financial and
                            Accounting Officer of the Registrant